                                                                    EXHIBIT 99.1

OFFERING CIRCULAR


                       INTEGRATED SECURITY SYSTEMS, INC.

                               OFFER TO EXCHANGE
               WARRANTS TO PURCHASE COMMON STOCK, $.01 PAR VALUE
                                FOR ANY AND ALL
                   REDEEMABLE COMMON STOCK PURCHASE WARRANTS


  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON APRIL 17, 1998 (THE "EXPIRATION DATE"). PUBLIC WARRANTS TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

         INTEGRATED SECURITY SYSTEMS, INC. (the "Company") hereby offers, upon the terms and subject to the conditions set forth herein and in the related letter of Transmittal (collectively, the "Offer"), to issue warrants (the "Exchange Warrants") to purchase 2.1 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), until April 20, 1999, at an exercise price of $3.17 per share of Common Stock, in exchange for the Company's Redeemable Common Stock Purchase Warrants (the "Public Warrants") validly tendered on or prior to the Expiration Date and not properly withdrawn. Each Public Warrant validly tendered on or prior to the Expiration Date and not properly withdrawn will be entitled to receive one Exchange Warrant.

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF PUBLIC WARRANTS BEING TENDERED.

         Each Exchange Warrant entitles the holder to purchase 2.1 shares of the Company's Common Stock until April 20, 1999, at an exercise price of $3.17 per share of Common Stock, subject to certain adjustments. The Exchange Warrants are redeemable for $.25 per Exchange Warrant, at the option of the Company, upon 30 days' written notice.

                            ________________________



            The date of this Offering Circular is February 26, 1998

                                   IMPORTANT

         Any holder of Public Warrants desiring to tender all or any portion of his or her Public Warrants should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with his or her Public Warrant certificate(s) and any other required documents to American Stock Transfer & Trust Company, the Company's Transfer Agent (the "Transfer Agent") or tender such Public Warrants pursuant to the procedure for book-entry transfer set forth in this Offering Circular under "The Offer--How to Tender" or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. A holder of Public Warrants whose Public Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Public Warrants. A holder of Public Warrants who desires to tender Public Warrants and whose certificates for such Public Warrants are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender his or her Public Warrants by following the procedure for guaranteed delivery set forth in this Offering Circular under "The Offer--How to Tender."

         Questions and requests for assistance may be directed to the Company at the address and telephone number set forth on the last page of this Offering Circular. Requests for additional copies of this Offering Circular may be directed to the Company or to brokers, dealers, commercial banks or trust companies.

         The Offer is being made by the Company in reliance on the exemption from the requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Public Warrants. The Company will assist warrant holders in obtaining copies of the materials relating to the Offer. Regular employees of the Company may solicit tenders from holders of Public Warrants, but they will not receive additional compensation therefor.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR. IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS OFFERING CIRCULAR SHALL NOT, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

         NEITHER THIS TRANSACTION NOR THE SECURITIES OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH THAT OFFER WOULD BE UNLAWFUL, AND THE COMPANY WILL NOT ACCEPT TENDERS FROM WARRANT HOLDERS IN ANY JURISDICTION IN WHICH SUCH ACCEPTANCE WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information are available for inspection at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a web site on the Internet that can be accessed at http://www.sec.gov and that contains information filed electronically regarding the Company.

         The Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 under the Exchange Act furnishing certain additional information with respect to the Offer. Such Schedule 13E-4 and any amendments thereto, including exhibits (collectively, the "Schedule 13E-4"), may be inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained therefrom at prescribed rates.

                                    SUMMARY

         The following is a summary of certain items of the Offer and certain of the other information contained in this Offering Circular. It is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere, or incorporated by reference, in this Offering Circular.

                              PURPOSE OF THE OFFER

         The purpose of the Company's offer to exchange the Public Warrants for the Exchange Warrants is to (i) provide the holders of the outstanding Public Warrants with a longer opportunity to profit from the exercise thereof, (ii) after April 20, 1998, modify the terms providing for the adjustment of the exercise price and the number of shares purchasable upon exercise of the warrants, and (iii) permit the Company and the Transfer Agent to modify the exercise price from time to time without obtaining the consent of any of the holders of the Exchange Warrants.

                                   THE OFFER

Exchange Ratio  . . . . . . . . . . . .    One Exchange Warrant for each Public
                                           Warrant (the "Exchange Ratio").

Expiration Date . . . . . . . . . . . .    12:00 midnight, New York City time,
                                           on April 17, 1998.

Number of Warrants  . . . . . . . . . .    Subject to the terms and conditions
                                           of the Offer, all Public Warrants
                                           will be accepted if duly tendered
                                           and not withdrawn prior to the
                                           Expiration Date. The Offer is not
                                           conditioned upon any minimum number
                                           of Public Warrants being tendered.

Exchange Warrants . . . . . . . . . . .    Each Exchange Warrant entitles the
                                           holder to purchase 2.1 shares of the
                                           Company's Common Stock until April
                                           20, 1999, at an exercise price of
                                           $3.17 per share of Common Stock,
                                           subject to certain adjustments.  The
                                           Exchange Warrants are redeemable, in
                                           whole but not in part, for $.25 per
                                           Exchange Warrant, at the option of
                                           the Company, upon 30 days' written
                                           notice.  The Transfer Agent and the
                                           Company may, by amendment or
                                           supplemental agreement, modify the
                                           exercise price from time to time
                                           without obtaining the consent of any
                                           of the holders of the Exchange
                                           Warrants.

Public Warrants . . . . . . . . . . . .    The Public Warrants were issued by
                                           the Company in its initial public
                                           offering (the "IPO") on April 20,
                                           1993. As of February 25, 1998, there
                                           were 1,450,000 Public Warrants
                                           outstanding held by 52 record
                                           holders. Each Public Warrant
                                           entitles the holder to purchase 2.1
                                           shares of the Company's Common Stock
                                           at any time prior to April 20, 1998,
                                           at an exercise price equal to $3.17
                                           per share of Common Stock, subject
                                           to certain adjustments. The exercise
                                           price and the number of shares
                                           purchasable upon exercise of the
                                           Public Warrants are adjusted, among
                                           other reasons, if the Company issues
                                           shares of Common Stock below the
                                           current exercise price of the Public
                                           Warrants.  The Public Warrants are
                                           redeemable, in whole but not in
                                           part, for $.25 per Public Warrant,
                                           at the option of the Company, upon
                                           30 days' written notice and with the
                                           prior written consent of the
                                           representative of the underwriters
                                           of the IPO.

Trading and Market Price. . . . . . . .    Since April 20, 1993, the Public
                                           Warrants have been quoted on the
                                           Nasdaq Small Cap Market under the
                                           symbol "IZZIW" and on the Boston
                                           Stock Exchange under the symbol
                                           "ISIW."  On February 23,

                                           1998, the last reported sales price
                                           for the Public Warrants as reported
                                           on the Nasdaq Small Cap Market was
                                           $0.313.  See "Price Range of Public
                                           Warrants."

                                           In general, persons other than
                                           affiliates of the Company whose
                                           tender of Public Warrants is
                                           accepted will receive unrestricted
                                           and freely transferrable Exchange
                                           Warrants.  The Company intends to
                                           apply for listing on the Nasdaq
                                           Small Cap Market of the Exchange
                                           Warrants.  There can be no
                                           assurance, however, that the
                                           Exchange Warrants will be admitted
                                           for trading on the Nasdaq Small Cap
                                           Market or that a trading market for
                                           the Exchange Warrants will otherwise
                                           develop. See "The Offer--Listing of
                                           the Exchange Warrants."

Federal Income Tax Consequences . . . .    The Company has concluded that the
                                           exchange of Public Warrants for
                                           Exchange Warrants pursuant to the
                                           Offer qualifies as a tax-free
                                           reorganization within the meaning of
                                           Section 368(a)(1)(E) of the Internal
                                           Revenue Code of 1986, as amended.
                                           The federal income tax consequences
                                           regarding the exchange, ownership
                                           and disposition of the Public
                                           Warrants and Exchange Warrants are
                                           set forth under "Certain Federal
                                           Income Tax Consequences."

Withdrawal Rights . . . . . . . . . . .    Tenders may be withdrawn (i) at any
                                           time prior to the Expiration Date.
                                           and (ii) if not yet accepted for
                                           exchange, at any time after April
                                           15, 1998.  See "The
                                           Offer--Withdrawal Rights."

How to Tender . . . . . . . . . . . . .    Tendering warrant holders must
                                           either (i) complete and sign a
                                           Letter of Transmittal, have their
                                           signatures guaranteed if required,
                                           forward the Letter of Transmittal
                                           and any other required documents to
                                           the Transfer Agent at the address
                                           set forth on the last page of this
                                           Offering Circular and either deliver
                                           the certificates representing the
                                           tendered warrants to the Company or
                                           tender such warrants pursuant to the
                                           procedures for book-entry transfer
                                           or (ii) request a broker, dealer,
                                           bank, trust company or other nominee
                                           to effect the transaction for them.
                                           Holders of Public Warrants
                                           registered in the name of a broker,
                                           dealer, bank, trust company or other
                                           nominee must contact such
                                           institution to tender their Public
                                           Warrants. Certificates for Public
                                           Warrants may be physically
                                           delivered, but physical delivery is
                                           not required if a confirmation of a
                                           book-entry transfer of such warrants
                                           to the Transfer Agent's account at
                                           the Book-Entry Facility (as defined
                                           below) is delivered in a timely
                                           fashion. Certain provisions have
                                           also been made for holders whose
                                           warrant certificates are not readily
                                           available or who cannot comply with
                                           the procedure for book-entry
                                           transfer on a timely basis.
                                           Questions regarding how to tender
                                           and requests for information should
                                           be directed to the Company. See
                                           "Offer--How to Tender."

 Acceptance of Tenders  . . . . . . . .    Subject to the terms and conditions
                                           of the Offer, Public Warrants
                                           validly tendered will be accepted on
                                           or promptly after the Expiration
                                           Date. Subject to such terms and
                                           conditions, certificates for
                                           Exchange Warrants to be issued in
                                           exchange for properly tendered
                                           Public Warrants will be mailed by
                                           the Transfer Agent promptly after
                                           acceptance of the tendered Public
                                           Warrants. See "The Offer--Acceptance
                                           of Tenders."

                    FINANCIAL INFORMATION ABOUT THE COMPANY

         Reference is hereby made to the Company's Annual Report on Form 10-KSB for the year ended June 30, 1997, filed with the Commission on September 26, 1997, and the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1997, filed with the Commission on February 17, 1998.

         The Company will provide, without charge, to each person to whom a copy of this notice is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests, including a request for any additional information regarding this notice or the exchange procedures described herein, should be directed to the Chief Financial Officer of the Company, at the principal executive offices of the Company, 8200 Springwood Drive, Suite 230, Irving, Texas 75063.


                         PRICE RANGE OF PUBLIC WARRANTS

         Since April 20, 1993, the Public Warrants have been quoted on the Nasdaq Small Cap Market under the symbol "IZZIW" and on the Boston Stock Exchange under the symbol "ISIW." The following table sets forth, for the period indicated, the high and low bid quotations for the Public Warrants on the Nasdaq Small Cap Market. Trading prices for the Public Warrants on the Boston Stock Exchange are substantially similar to the prices set forth below for the Nasdaq Small Cap Market. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark- down or commission and may not represent actual transactions. The trading market in the Public Warrants may at times be relatively illiquid due to low volume.

                                  1997 Prices            1996 Prices
                                -----------------     -----------------
                                 High       Low        High       Low
                                ------     ------     ------     ------
         First Quarter          $1.625     $0.938     $0.875     $0.063

         Second Quarter          1.313      0.688      1.688      0.313

         Third Quarter           1.343      0.531       1.00      0.625

         Fourth Quarter           1.00      0.406      1.313      0.688


         On February 23, 1998, the last reported sales price for the Public Warrants as reported on the Nasdaq Small Cap Market was $0.313.


                              PURPOSE OF THE OFFER

         The purpose of the Company's offer to exchange the Public Warrants for the Exchange Warrants is to provide the holders of the outstanding Public Warrants with a longer opportunity to profit from the exercise of the warrant. The Exchange Warrants extend the exercise date to April 20, 1999 from April 20, 1998, as provided in the Public Warrants. Accordingly, the holders of the Exchange Warrants will have a longer opportunity to exercise their warrant rights.

         An additional purpose of the Company's offer to exchange the Public Warrants for the Exchange Warrants is also to modify the terms providing for the adjustment of the exercise price and the number of shares purchasable upon exercise of the warrants. The Public Warrants provide that the exercise price and the number of shares purchasable upon exercise is to be adjusted whenever the Company issues Common Stock at a price less than the current exercise price of the Public Warrants. The Exchange Warrants contain an identical provision effective only through April 20, 1998. Thereafter, no such adjustments will be made. This modification may reduce the number of times that the exercise price and the number of shares purchasable will be adjusted.

         Further, the Exchange Warrants permit the Company and the Transfer Agent to modify the exercise price from time to time without obtaining the consent of any of the holders of the Exchange Warrants.

          To the extent that any Public Warrants are exchanged by the Company at the option of the holders thereof, such Public Warrants will be retired.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER BUT IS NOT MAKING ANY RECOMMENDATION TO HOLDERS OF PUBLIC WARRANTS AS TO WHETHER OR NOT TO TENDER PUBLIC WARRANTS. EACH HOLDER OF PUBLIC WARRANTS MUST MAKE HIS OR HER OWN DECISION WHETHER OR NOT TO TENDER PUBLIC WARRANTS, AND, IF SO, HOW MAY PUBLIC WARRANTS TO TENDER.


                                   THE OFFER

TERMS OF THE OFFER; NUMBER OF PUBLIC WARRANTS

         The Company hereby offers, upon the terms and conditions set forth herein and in the related Letter of Transmittal, to issue Exchange Warrants for Public Warrants at the Exchange Ratio. On February 25, 1998, there were 1,450,000 Public Warrants outstanding. The Offer is not conditioned upon any minimum number of Public Warrants being tendered.

         THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE. See "Expiration and Extension of Tender Period; Termination; Amendment."

         Holders of Public Warrants who wish to exchange Public Warrants for Exchange Warrants and who validly tender certificates for Public Warrants to the Company or validly tender Public Warrants by complying with the book-entry transfer procedures described below and, in each case, who furnish the Letter of Transmittal and any other required documents to the Transfer Agent, will have certificates for Exchange Warrants mailed to them by the Transfer Agent, promptly after tender is accepted by the Company. Subject to the terms and conditions of the Offer, properly tendered Public Warrants will be accepted on or promptly after the Expiration Date. Subject to the applicable rules of the Commission, the Company, however, reserves the right to delay acceptance of tendered warrants upon the occurrence of any of the conditions set forth below under the caption "Certain Conditions of the Offer."

         This Offering Circular and the related Letter of Transmittal will be mailed to record holders of Public Warrants and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the list of holders of Public Warrants or, if applicable, who are listed as participants in a clearing agency's position listing for subsequent transmittal to beneficial owners of Public Warrants.

EFFECT OF THE OFFER ON THE MARKET FOR THE PUBLIC WARRANTS; STOCK EXCHANGE LISTING; REGISTRATION UNDER THE EXCHANGE ACT.

         The Public Warrants are currently listed on the Nasdaq Small Cap market and the Boston Stock Exchange. The expiration date for the Public Warrants is April 20, 1998. Thereafter, no trading market for the Public Warrants will exist, regardless of whether the Public Warrants are exchanged.

LISTING OF THE EXCHANGE WARRANTS

         In general, persons other than affiliates of the Company whose tender of Public Warrants is accepted will receive unrestricted and freely transferrable Exchange Warrants. Although the Company intends to apply for listing on the Nasdaq Small Cap Market, there can be no assurance that the Exchange Warrants will be admitted for trading on the Nasdaq Small Cap Market or that even if initially listed, the Nasdaq Small Cap Market will not delist the Exchange Warrants in the future if the Exchange Warrants do not meet its listing requirements. If the Exchange Warrants not listed for trading on the Nasdaq Small Cap Market, they would trade on the NASDAQ "bulletin board." Such trading would adversely affect the market value and liquidity of the Exchange Warrants.

EXPIRATION AND EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

         The Offer will expire at 12:00 midnight, New York City time, on the Expiration Date. The Company expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for exchange any Public Warrants not theretofore accepted for exchange or, subject to applicable law, to postpone the exchange of Public Warrants upon the occurrence of any of the conditions specified in this Offering Circular by making a public announcement of such termination. Applicable federal securities regulations require that the Company permit Public Warrants tendered pursuant to the Offer to be withdrawn
(i) at any time during the period the Offer remains open and (ii) if not yet accepted for exchange, after the expiration of 40 business days from commencement of the Offer. Such regulations require that the Company return the Public Warrants tendered promptly after termination or withdrawal of a tender offer.

CERTAIN CONDITIONS OF THE OFFER

         Notwithstanding any other provisions of the Offer, the Company will not be required to issue Exchange Warrants in respect of any properly tendered Public Warrants not accepted and may terminate the Offer (by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service) and, subject to compliance with the applicable rules of the Commission, delay the acceptance of the tendered warrants if any of the following events shall have occurred (or shall have been determined by the Company to have occurred) and which in the Company's sole judgment in any such case makes it inadvisable to proceed with the Offer:

                 (a) Any action or proceeding, order, decree or injunction shall have been taken or threatened, instituted or pending, or any statute, rule, regulation, judgment, order, stay, decree or injunction shall have been sought, promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Company taken as a whole, by or before any court or governmental, regulatory or administrative authority or agency or tribunal, which (i) challenges the making of the Offer, the acquisition of the Public Warrants or issuance of the Exchange Warrants pursuant to the Offer or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer, or (ii) materially adversely affects the business, operations, condition (financial or otherwise), results of operations, prospects, assets, liabilities, working capital or reserves of the Company taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of the Company taken as a whole.

                 (b) There shall have occurred (i) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States, (ii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative agency or authority on, or any event which in the Company's sole judgment might adversely affect, the extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

                 (c) There shall have occurred any event that has resulted, or may in the sole judgment of the Company result, in an actual or threatened change in the business, operations, condition (financial or otherwise), results of operations, prospects, assets, liabilities, working capital or reserves of the Company.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company, in its sole discretion, in whole or in part at any time.

HOW TO TENDER

         A HOLDER OF PUBLIC WARRANTS MAY TENDER PUBLIC WARRANTS BY (a) PROPERLY COMPETING AND SIGNING THE LETTER OF TRANSMITTAL OR A FACSIMILE THEREOF (ALL REFERENCES IN THIS OFFERING CIRCULAR TO THE LETTER OF TRANSMITTAL SHALL BE DEEMED TO INCLUDE A FACSIMILE THEREOF) AND DELIVERING THE SAME, TOGETHER WITH THE CERTIFICATES REPRESENTING THE PUBLIC WARRANTS BEING TENDERED (OR A CONFIRMATION OF A BOOK-ENTRY TRANSFER OF SUCH PUBLIC WARRANTS INTO THE TRANSFER AGENT'S ACCOUNT AT THE DEPOSITARY TRUST COMPANY), TO THE TRANSFER AGENT ON OR PRIOR TO THE EXPIRATION DATE, OR (b) REQUESTING A BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE TRANSACTION FOR SUCH HOLDER OF PUBLIC WARRANTS PRIOR TO THE EXPIRATION DATE.

         If tendered warrants are registered in the name of the signer of the Letter of Transmittal and the Exchange Warrants to be issued in exchange therefor are to be issued in the name of the registered holder and delivered to the address appearing on the Company's transfer books, the signature of such signer need not be guaranteed. If Exchange Warrants are to be issued in the name of a person other than the registered holder of the Public Warrants, the tendered certificates must be endorsed or accompanied by stock powers or written instruments of transfer in form satisfactory to the Company and duly executed by the registered owner, and the signature on the endorsement or stock power must be guaranteed by a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by The Securities Transfer Association, Inc. (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the Exchange Warrants are to be delivered to an address other than that of the registered holder appearing on the Company's transfer books, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

         The Transfer Agent will establish an account with respect to the Public Warrants at The Depository Trust Company (the "Book-Entry Facility") shortly after the date of this Offering Circular, and any financial institution which is a participant in the Book-Entry Facility may make book-entry delivery of the warrants by causing the Book-Entry Facility to transfer such warrants into the Transfer Agent's account in accordance with the Book-Entry Facility's procedure for such transfer. Although delivery of warrants may be effected through book-entry transfer into the Transfer Agent's account at the Book-Entry Facility, the Letter of Transmittal, with any required signature guarantees and any other required documents, must in any case be transmitted to and received by the Transfer Agent on or prior to the Expiration Date at its address set forth on the last page of this Offering Circular, or the guaranteed delivery procedure described below must be complied with. Delivery of documents to the Book-Entry Facility does not constitute delivery to the Transfer Agent. All references in this Offering Circular to deposit or delivery of warrants shall be deemed to include the Book-Entry Facility's book-entry delivery method.

         THE METHOD OF DELIVERY OF PUBLIC WARRANTS AND ALL OTHER DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY FACILITY, IS AT THE ELECTION AND RISK OF THE WARRANT HOLDER. IF SENT BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, RETURN RECEIPT REQUESTED, BE USED, AND PROPER INSURANCE BE OBTAINED.

         TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING, A WARRANT HOLDER MUST PROVIDE THE TRANSFER AGENT WITH HIS OR HER CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER SUCH WARRANT HOLDER IS SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. CERTAIN WARRANT HOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND CERTAIN FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING

REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE WARRANT HOLDER MUST SUBMIT A FORM W-8, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS. SEE "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--OWNERSHIP AND DISPOSITION OF THE EXCHANGE WARRANTS AND PUBLIC WARRANTS--BACK-UP WITHHOLDING."

         If a warrant holder desires to tender Public Warrants pursuant to the Offer and such warrant holder's certificates for such warrants are not immediately available or time will not permit all of the above documents to reach the Transfer Agent prior to the Expiration Date, or such warrant holder cannot complete the procedure for book-entry transfer on a timely basis, such tender may be effected if the following conditions are satisfied:

                 (a)      such tenders are made by or through an Eligible
         Institution;

                 (b) a properly completed and duly executed Notice of Guaranteed Delivery, in substantially the form provided by the Company, is received by the Transfer Agent as provided below on or prior to the Expiration Date; and

                 (c) the certificates for all tendered warrants, in proper form for transfer (or confirmation of book-entry transfer of such warrants into the Transfer Agent's account at the Book-Entry Facility as described above), together with a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal are received by the Transfer Agent within three New York Stock Exchange, Inc. trading days after the date of execution of such Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Transfer Agent and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

         A tender will be deemed to have been received as of the date when the tendering warrant holder's duly signed Letter of Transmittal accompanied by certificates (or a timely confirmation received of a book-entry transfer of such warrants into the Transfer Agent's account at the Book-Entry Facility) or a Notice of Guaranteed Delivery from an Eligible Institution is received by the Transfer Agent. Issuances of Exchange Warrants in exchange for Public Warrants tendered pursuant to a Notice of Guaranteed Delivery by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered certificates (or a timely confirmation received of a book-entry transfer of such warrants into the Transfer Agent's account at the Book-Entry Facility) with the Transfer Agent.

         Any whole number of Public Warrants may be tendered. Tendering warrant holders may tender less than all of the Public Warrants represented by the certificates they hold provided they appropriately indicate this fact on the Letter of Transmittal accompanying the tendered Public Warrant certificates. Tenders of fractional warrants will not be accepted.

         With respect to tenders of Public Warrants, the Company reserves full discretion to determine whether the documentation is complete and generally to determine all questions as to tenders, including the date of receipt of a tender, the propriety of execution of any document, and other questions as to the validity, form, eligibility or acceptability of any tender. The Company reserves the right to reject any tender not in proper form or otherwise not valid or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful or to waive any irregularities or conditions, and the Company's interpretation of the terms and conditions of the Offer (including the instructions on the Letter of Transmittal) will be final. The Company shall not be obligated to give notice of any defects or irregularities in tenders and shall not incur any liability for failure to give any such notice. Public Warrants shall not be deemed to have been duly or validly tendered unless and until all defects and irregularities have been cured or waived. Certificates for all improperly tendered warrants, as well as balance certificates representing warrants in excess of those tendered for exchange, will be returned (unless irregularities and defects are timely cured or waived), without cost to the tendering warrant holder (or, in the case of warrants delivered by book-entry transfer within the Book-Entry Facility, will be credited to the account maintained within the Book-Entry Facility by the participant who delivered such warrants), promptly after the Expiration Date.

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

         The Letter of Transmittal contains, among other things, certain terms and conditions, which are summarized below and are part of the Offer.

         Public Warrants tendered in exchange for Exchange Warrants (or a timely confirmation of a book-entry transfer of such warrants into the Transfer Agent's account at the Book-Entry Facility) must be received by the Transfer Agent, with the Letter of Transmittal and any other required documents by 12:00 midnight, New York City time, on or prior to the Expiration Date, or within the time periods set forth above in "How to Tender" pursuant to a Notice of Guaranteed Delivery from an Eligible Institution. The party tendering the warrants for exchange (the "Holder") sells, assigns and transfers the Public Warrants to the Transfer Agent and irrevocably constitutes and appoints the Transfer Agent as the Holder's agent and attorney-in-fact to cause the warrants to be transferred and exchanged. The Holder warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Public Warrants and to acquire the Exchange Warrants issuable upon the exchange of such tendered warrants, that the Company will acquire good and unencumbered title to the tendered warrants, free and clear of all liens, restrictions, charges and encumbrances, and that the Public Warrants tendered for exchange are not subject to any adverse claims when accepted by the Company. The Holder also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, sale, assignment and transfer of the tendered warrants. All authority conferred or agreed to be conferred in the Letter of Transmittal by the Holder will survive the death or incapacity of the Holder and any obligation of the Holder shall be binding upon the heirs, personal representatives, successors and assigns of such Holder.

         Signature(s) on the Letter of Transmittal will be required to be guaranteed and endorsement(s) on the certificates being tendered will be required as set forth above in "How to Tender." All questions as to the validity, form, eligibility (including time of receipt) and acceptability of any tender will be determined by the Company, in its sole discretion, and such determination will be final and binding. Unless waived by the Company, irregularities and defects must be cured by the Expiration Date. The Company will pay all stock transfer taxes applicable to the transfer and exchange of Public Warrants tendered unless warrants are transferred to a third party.

WITHDRAWAL RIGHTS

         All tenders may be withdrawn (i) at any time prior to the Expiration
Date or (ii) if not yet accepted for exchange, after April 23, 1998.   To be
effective, a notice of withdrawal must be timely received by the Transfer Agent at the address set forth below under "Transfer Agent" and on the back cover of this Offering Circular. Any notice of withdrawal must specify the person named in the Letter of Transmittal as having tendered the number of Public Warrants to be withdrawn and the name of the registered holder of such warrants. If the Public Warrants have been physically delivered to the Transfer Agent, the tendering warrant holder must also submit the serial number shown on the particular certificate(s) to be withdrawn. If the Public Warrants have been delivered pursuant to the book-entry procedures set forth above under "How to Tender," any notice of withdrawal must specify the name and number of the participant's account at the Book-Entry Facility to be credited with the withdrawn warrants. The Transfer Agent will return the properly withdrawn Public Warrants as soon as practicable following receipt of notice of withdrawal. All questions as to the validity, including time of receipt, of notices of withdrawals will be determined by the Company, and such determination will be final and binding on all parties.

ACCEPTANCE OF TENDERS

         Subject to the terms and conditions of the Offer, Public Warrants tendered (either physically or through book-entry delivery as described in "How to Tender") with a properly executed Letter of Transmittal and all other required documentation, and not withdrawn, will be accepted on or promptly after the Expiration Date. Subject to such terms and conditions, delivery of certificates of Exchange Warrants to be issued in exchange for properly tendered Public Warrants will be made by the Transfer Agent promptly after acceptance of the tendered warrants. Subject to the applicable rules of the Commission, the Company, however, reserves the right to delay acceptance of tendered warrants upon the occurrence of any of the conditions set forth above under the caption "Certain Conditions of the Offer."

         The tender of warrants pursuant to any one of the procedures set forth in "How to Tender" will constitute an agreement between the tendering warrant holder and the Company upon the terms and subject to the conditions of the Offer.

SOLICITATION OF TENDERS; EXPENSES

         The Company will not make any payments to brokers, dealers or other persons for soliciting or recommending acceptances of the Offer. The Company will, however, pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Public Warrants and in handling or forwarding tenders for their customers.

         No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offering Circular. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Offering Circular nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. This Offering Circular does not constitute an offer to exchange, or a solicitation of an offer to exchange, any securities other than the securities covered by the Offering Circular by the Company or any other person, nor does it constitute an offer to exchange or a solicitation of an offer to exchange such securities by the Company, or any such other person in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation. In any jurisdiction the laws of which require the offer to be made by a licensed broker or dealer, the offer is being made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         In the opinion of the Company, the following discussion accurately sets forth the material federal income tax consequences of (i) the exchange of Public Warrants for Exchange Warrants pursuant to the Offer, and (ii) the ownership and disposition of Exchange Warrants. The Company has concluded that the exchange of Public Warrants for Exchange Warrants pursuant to the Offer qualifies as a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code").
The opinion of the Company is not binding on the Internal Revenue Service (the "Service") or the courts. There can be no assurances that the Service will take a similar view as to any of the tax consequences described below. The Company has not sought, nor does it intend to seek, a ruling from the Service that its position as reflected in the following discussion will be accepted by the Service.

         The following discussion is a summary of certain federal income tax consequences relevant to (i) the exchange of Public Warrants for Exchange Warrants pursuant to the Offer, and (ii) the ownership and disposition of Exchange Warrants, but does not purport to be a complete analysis of all the potential tax effects thereof. The discussion is based upon the Code, Regulations, and Service rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. No information is provided herein with respect to estate and gift, state, local or foreign tax consequences. This information is directed to offerees who will hold the Exchange Warrants as "capital assets" within the meaning of Section 1221 of the Code. In addition, this discussion does not address the tax consequences to certain holders as to whom special rules apply (including life insurance companies, tax-exempt organizations, banks and dealers in securities, individuals who are not citizens or residents of the Untied States, and foreign corporations). Each offeree should consult his or her own tax advisor concerning the tax consequences to him of the exchange of Public Warrants for Exchange Warrants pursuant to the Offer, and of the ownership and disposition of Exchange Warrants.

EXCHANGE OF PUBLIC WARRANTS FOR EXCHANGE WARRANTS

         Tax Consequences of the Exchange to the Tendering Warrant Holder. The exchange of Public Warrants for Exchange Warrants pursuant to the Offer will qualify as a recapitalization, and therefore, a reorganization within the meaning of Section 368(a)(1)(E) of the Code. Consequently, a tendering warrant holder will not recognize gain or loss on the exchange of Public Warrants for Exchange Warrants.

         Tax Consequences of the Exchange to the Company. No gain or loss will be recognized to the Company upon its receipt of Public Warrants in exchange for Exchange Warrants pursuant to the Offer.

         Treatment of Exchange Warrants. A warrant holder's initial tax basis for the Exchange Warrants received pursuant to the Offer will be equal to the basis of the Public Warrants surrendered in exchange therefor. The holding period of the Exchange Warrants will include the holding period during which the Public Warrants surrendered in exchange therefor were held by the warrant holder, provided that the Public Warrants were held as capital assets on the date of the exchange.

OWNERSHIP AND DISPOSITION OF THE EXCHANGE WARRANTS

         Disposition of Exchange Warrants. Generally, any sale or other disposition of the Exchange Warrants will be a taxable event and will result in capital gain or loss if the Exchange Warrants are held as a capital asset at the time of the sale or other disposition. The amount of such gain or loss will generally be the difference between the adjusted basis of the Exchange Warrants on the date of the sale or other disposition and the cash and fair market value of the property received. Such gain or loss will be long-term gain or loss if the Exchange Warrants are held for more than eighteen months.

         Exercise of Exchange Warrants. In general, no gain or loss will be recognized for federal income tax purposes on exercise of the Exchange Warrants. In general, the tax basis for shares of Common Stock received on conversion will be equal to the tax basis of the Exchange Warrants surrendered therefor, increased by the amount paid to exercise such warrants. The holding period of the shares of Common Stock begins upon acquisition of the Common Stock.

         Backup Withholding. Under the backup withholding provisions of the Code and applicable Regulations, a holder of Exchange Warrants may be subject to back-up withholding at a rate of thirty-one percent (31%) with respect to dividends or interest paid, original issue discount accrued with respect to, or proceeds received from a sale, exchange or redemption of, Exchange Warrants. The payor will be required to deduct and withhold a tax if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor or establish an exemption from backup withholding, (ii) the Service notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee under reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code, or (iv) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to withholding under Section 3406(a)(1)(C) of the Code. Backup withholding will not be required if such holder (a) is a corporation or comes within certain other exempt categories and when required demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

               DESCRIPTION OF EXCHANGE WARRANTS, PUBLIC WARRANTS
                                AND COMMON STOCK

THE PUBLIC WARRANTS

         The Public Warrants were issued by the Company in the IPO on April 20, 1993. The following is a brief summary of certain provisions of the Public Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement (the "Public Warrant Agreement"), dated as of April 20, 1993, by and among the Company, the Transfer Agent and Thomas James Associates, Inc., as representative of the underwriters in the IPO (the "Representative"). A copy of the Public Warrant Agreement has been filed as Exhibit 99.9 to the Schedule 13E-4. See "Available Information."

         Exercise Price and Terms. As of February 23, 1998, there were 1,450,000 Public Warrants outstanding held by 52 record holders. Each Public Warrant entitles the holder to purchase 2.1 shares of the Company's Common Stock at any time prior to April 20, 1998, at an exercise price equal to $3.17 per share of Common Stock, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Public Warrant may exercise such Public Warrant by surrendering the certificate representing the Public Warrant to the Transfer Agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Public Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Public Warrants on April 20, 1998.

         The Public Warrants are subject to redemption, in whole but not in part, at $.25 per Public Warrant on 30 days' written notice with the Representative's prior written consent. The Company shall promptly announce any redemption by publication in The Wall Street Journal at the time of the mailing of the redemption notice to the holders. In the event the Company exercises the right to redeem the Public Warrants, such Public Warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any Public Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

         The exercise price of the Public Warrant bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the Common Stock.

         Adjustments.   The exercise price and the number of shares of Common
Stock purchasable upon the exercise of the Public Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock, or sale by the Company of shares of its Common Stock at a price below the then applicable exercise price of the Public Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable holders of Public Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Public Warrants. No adjustments will be made until the number of shares issued by the Company exceeds 5% of the number of Common Stock and certain convertible securities of the Company outstanding following the consummation of the IPO, and thereafter no adjustments will be made until the cumulative adjustments in the exercise price per share amount to $.05 or more. No adjustment to the exercise price of the shares subject to the Public Warrants will be made for dividends (other than stock dividends), if any, paid on the Common Stock or for securities issued pursuant to the Company's Stock Option Plan or other employee benefit plans of the Company.

         Transfer, Exchange and Exercise. The Public Warrants are in registered form and may be presented to the Transfer Agent for transfer, exchange or exercise at any time on or prior to their expiration date, April 20, 1998, at which time the Public Warrants become wholly void and of no value. A holder of Public Warrants may also sell the Public Warrants instead of exercising them. There can be no assurance, however, that the market for the Public Warrants will continue.

         Each such holder of Public Warrants will be entitled to exchange his or her Public Warrants for Exchange Warrants, in accordance with and subject to the terms of the Offer.

         To the Company's knowledge, there have been no transactions involving the Public Warrants effected during the past 40 business days by the Company, any executive officer or director of the Company or any other person in control, directly or indirectly, of the Company. None of the officers, directors or affiliates of the Company holds any of the Public Warrants.

THE EXCHANGE WARRANTS

         The following is a brief summary of certain provisions of the Exchange Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement (the "Exchange Warrant Agreement"), dated as of February 25, 1998, between the Company and the Transfer Agent. A copy of the Exchange Warrant Agreement has been filed as Exhibit 99.10 to the Schedule 13E-4. See "Available Information."

         Exercise Price and Terms. Each Exchange Warrant entitles the holder to purchase 2.1 shares of the Company's Common Stock at any time prior to April 20, 1998, at an exercise price equal to $3.17 per share of Common Stock, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Exchange Warrant may exercise such Exchange Warrant by surrendering the certificate representing the Exchange Warrant to the Transfer Agent, with the subscription form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Exchange Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Exchange Warrants on April 20, 1999.

         The Exchange Warrants are subject to redemption, in whole but not in part, at $.25 per Exchange Warrant on 30 days' written notice. The Company shall promptly announce any redemption by publication in The Wall Street Journal at the time of the mailing of the redemption notice to the holders. In the event the Company exercises the right to redeem the Exchange Warrants, such Exchange Warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any Exchange Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

         The exercise price of the Exchange Warrant bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the Common Stock.

         Adjustments.   The exercise price and the number of shares of Common
Stock purchasable upon the exercise of the Exchange Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock. Until April 20, 1998, adjustments will also be made if the Company sells shares of its Common Stock at a price below the exercise price of the Exchange Warrants. Thereafter, no further adjustments will be made as a result of stock sales (if any) at less than the exercise price of the Exchange Warrants. An adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable holders of Exchange Warrants to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Exchange Warrants. No adjustments will be made until the number of shares issued by the Company exceeds 5% of the number of shares outstanding as of the date of the Exchange Warrant Agreement, and thereafter no adjustments will be made until the cumulative adjustments in the exercise price per share amount to $.05 or more. No adjustment to the exercise price of the shares subject to the Exchange Warrants will be made for dividends (other than stock dividends), if any, paid on the Common Stock or for securities issued pursuant to the Company's Stock Option Plan or other employee benefit plans of the Company.

         Modification of the Exercise Price. The Transfer Agent and the Company may, by amendment or supplemental agreement, modify the exercise price from time to time without obtaining the consent of any of the holders of the Exchange Warrants.

         Transfer, Exchange and Exercise. The Exchange Warrants are in registered form and may be presented to the Transfer Agent for transfer, exchange or exercise at any time on or prior to their expiration date, April 20, 1998, at which time the Exchange Warrants become wholly void and of no value. If a market for the Exchange Warrants develops, the holder of Exchange Warrants may also sell the Exchange Warrants instead of exercising them. There can be no assurance, however, that the market for the Exchange Warrants will develop or continue.

COMMON STOCK

         Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting with respect to the election of Directors, with the result that the holders of more than 50% of the shares voted in the election of Directors can elect all of the Directors. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Company out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company after payment of all debts and liabilities and liquidation preferences of outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

         Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, warrant certificates and other required documents should be sent or delivered by each warrant holder or his or her broker, dealer, commercial bank, trust company or other nominees to the Transfer Agent at the address set forth below.


                              The Transfer Agent:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                                 40 WALL STREET
                            NEW YORK, NEW YORK 10005
                                 (718) 921-8200

         Any questions and requests for assistance or additional copies of this Offering Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Company at the telephone number and address below. You may also contact your local broker, dealer, commercial bank or trust company for assistance concerning the Offer.


                                  The Company:

                       INTEGRATED SECURITY SYSTEMS, INC.

                        8200 SPRINGWOOD DRIVE, SUITE 230
                              IRVING, TEXAS 75063
                                 (972) 444-8280